EXHIBIT 99.1

Ciprico Reports Fourth Quarter and Year-End Results

Sales increase 31% over prior quarter

Minneapolis, MN – November 9, 2005 - Ciprico Inc. (NASDAQ: CPCI) today announced results for the fourth quarter and fiscal year ended September 30, 2005.  Sales for the quarter totaled $4.1 million, a 31% increase over the previous quarter’s sales.  This also reflects a 25% increase over the $3.3 million of sales in the fourth quarter of the prior fiscal year.  Gross profits increased to $1.5 million but decreased as a percentage of revenue from 40% to 37%.  Total operating expenses were $2.1 million versus $2.0 million in the prior year or 52% of sales versus 62%.  Net loss for the fourth quarter narrowed from a loss of $593,000 in 2004 to $437,000 - a 26% improvement.  Sales for the 2005 fiscal year totaled $13.2 million versus $18.1 million for the prior year, a 27% decline.  However, operating expenses were reduced from $14.0 million to $7.8 million, 44% decrease, resulting in a reduction of the yearly net loss from $7.4 million to $2.4 million.

Ciprico Chief Executive Officer James Hansen said, “The Company continues to make steady progress towards its primary objectives of sustainable long term growth and profitability.  The fourth quarter sales increase represents two consecutive quarters of sales increases and is reflective of the continued success of our investments in our core technology, which is meeting the needs of the rapidly expanding pre-media, video and film content creation markets.  This is important as it helps offset significant declines of our OEM broadcast sales that in fiscal 2004 represented $6.6 million of sales, while in fiscal year 2005 represented only $2.5 million of sales.”

Mr. Hansen added, “ Our gross margin percentage in the fourth quarter was slightly below the previous quarter as well as below the fourth quarter in the prior year.  However, the prior year quarter was affected by a specific higher margin sale in the fourth quarter.  For the fiscal year gross margins improved from 34% to 36% as our new products coming to market commanded higher premiums versus older product lines.”

Mr. Hansen also provided additional commentary, “For 2005 we were able to achieve a 67% reduction in the net loss from the prior year, despite the vertigo inducing drop in year over year sales caused principally by the fall off at one OEM broadcast customer.  We did this by targeting higher return market opportunities, reducing sales and marketing expenses until new products were near completion, and controlling general and administrative expenses despite rising professional services fees and regulatory expenses.  Our research and development spending, while down 33% for the year, is increasingly being targeted at digital media workflow solutions in image capture/creation, image management and archiving.  These solutions are all applications that have higher growth rates and where we have specific expertise and defendable positions.  Total operating expenses for the year declined more than the drop in sales as we aggressively managed costs. The latter part of fiscal 2005 was also negatively affected by the bankruptcy of a large distributor and inventory adjustments necessary as our older product lines near end of life.  Improving interest rates and better management of investment income resulted in a 32% increase in net interest income despite average invested balances declining during the year.  Although not a large number, it is worthy to note that in the fourth quarter we had positive net cash provided by operations of $29,000 and we ended the year with a strong balance sheet and $16.1 million in cash and marketable securities.”

Mr. Hansen concluded, “We look forward to continued and focused improvement in fiscal 2006, with particular emphasis on sustainable growth.”

Certain statements in this news release are forward-looking and should be read in conjunction with cautionary statements in Ciprico’s SEC filings, reports to shareholders and other news releases.  Such forward-looking statements, which reflect our current view of expected improvements for 2006, sustainable growth, and other future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  Some of these reasons include the ability to achieve and maintain profitability; the impact of geopolitical and economic factors affecting the markets in which we are concentrated; the impact on revenues and earnings of the timing of product enhancements and new product releases; market acceptance of new products; sales and distribution issues; competition; dependence on suppliers; limited backlog and the historic and recurring pattern of a disproportionate percentage of total quarterly sales occurring the last month and weeks of a quarter.  Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Ciprico undertakes no obligation to update publicly or revise any forward-looking statements.

About Ciprico

Ciprico designs and delivers products, services and solutions for high performance digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com

For Additional Information:

James W. Hansen CEO (763) 551-4000	Monte S. Johnson CFO (763) 551-4000

(more)

CIPRICO INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
(Amounts in thousands, except per share amounts)	2005	2004	2005	2004

NET SALES	$4,080	$3,265	$13,213	$18,081
Cost of sales (1)	2,556	1,958	8,434	11,929

GROSS PROFIT	1,524	1,307	4,779	6,152

OPERATING EXPENSES:
Research and development	863	1,035	3,467	5,154
Sales and marketing	811	672	2,792	4,597
General and administrative	561	302	1,812	1,705
Restructuring charges	(110)	—	(291)	2,500
Total operating expenses	2,125	2,009	7,780	13,956

LOSS FROM OPERATIONS	(601)	(702)	(3,001)	(7,804)
Other income, primarily interest	164	109	562	426

LOSS BEFORE INCOME TAXES	(437)	(593)	(2,439)	(7,378)

Income tax benefit	—	—	—	—

NET LOSS	$(437)	$(593)	$(2,439)	$(7,378)

Shares used to calculate net loss per share:
Basic and diluted	4,783	4,736	4,762	4,717

NET LOSS PER SHARE:
Basic and diluted	$(0.09)	$(0.13)	$(0.51)	$(1.56)

(1)          Amounts for the year ended September 30, 2004 include a non-cash adjustment of $900,000 to reduce certain legacy product inventory to market value.